As filed with the Securities and Exchange Commission on October 18, 2007

Registration No. 333-145643

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GANDER MOUNTAIN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1990949
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

180 East Fifth Street, Suite 1300
Saint Paul, Minnesota 55101
Telephone: (651) 325-4300

(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Robert J. Vold

Senior Vice President, Chief Financial Officer and Treasurer

180 East Fifth Street, Suite 1300

Saint Paul, Minnesota 55101

Telephone: (651) 325-4300

Facsimile: (651) 325-2001

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Eric R. Jacobsen	W. Morgan Burns
Senior Vice President, General Counsel and Secretary	Jonathan R. Zimmerman
180 East Fifth Street, Suite 1300	Faegre & Benson LLP
Saint Paul, Minnesota 55101	2200 Wells Fargo Center
Telephone: (651) 325-4300	90 South Seventh Street
Facsimile: (651) 325-2001	Minneapolis, Minnesota 55402-3901
Telephone: (612) 766-7000
Facsimile: (612) 766-1600

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	6,130,183 shares	$9.64	$59,094,946	$1,815

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales prices of the registrant’s common stock on the Nasdaq Global Market on August 20, 2007.

(2)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0000307 by the proposed maximum aggregate offering price. Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2007

GANDER MOUNTAIN COMPANY

6,130,183 Shares of Common Stock

This prospectus covers the resale of an aggregate of up to 6,130,183 shares of our common stock, which may be offered for sale from time to time by the selling shareholders named herein.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling shareholders.  We will not receive any proceeds from the sale of these shares.

The selling shareholders may offer the common stock through one or more of the methods described under the caption “Plan of Distribution” in this prospectus.

Our common stock trades on the Nasdaq Global Market under the ticker symbol “GMTN.”  On October 12, 2007, the closing price of our common stock was $5.52 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, referred to as the Commission, using a “shelf” registration process. Under this shelf process, the selling shareholders may from time to time offer and sell shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares that the selling shareholders may offer hereunder. Each time the selling shareholders use this prospectus to offer shares of common stock, the selling shareholders will provide a prospectus and may include a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus, including without limitation, adding additional selling shareholders. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information and Incorporation by Reference.”

Wherever references are made in the prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of post-effective amendments to the registration statement of which this prospectus is a part, through filings we make with the Commission that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders will not make an offer of these securities in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements that are not historical or current facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors.”  These risks and uncertainties include, but are not limited to, the following

•                  the weather conditions in the markets we serve;

•                  our ability to execute our current business strategy focusing on large-format stores;

•                  our concentration of stores in the Great Lakes region of the United States and seasonal fluctuations in our business;

•                  our ability to raise capital in the future;

•                  our lack of familiarity with markets in which we will open future stores;

•                  our ability to successfully expand into new product areas, such as boats;

•                  our ability to locate suitable sites for new stores;

•                  delays in new store openings;

•                  our ability to attract and retain management talent and store employees;

•                  disruptions or natural disasters at our distribution facility or that affect our information systems;

•                  strain on our infrastructure, including increased demands on our information systems and distribution center resulting from our growth;

•                  failure to protect the integrity and security of our customers’ information;

•                  our ability to successfully implement changes to our information systems;

•                  our ability to generate sales and control expenses in order to operate profitably;

•                  changes in consumer preferences, general economic conditions or consumer discretionary spending;

•                  energy and fuel prices;

•                  our ability to respond to increased competition;

•                  the loss of key vendors or manufacturers, including foreign manufacturers of our owned-brand merchandise;

•                  disruption or delays in shipments from domestic or foreign suppliers;

•                  changes in commercial practices of our key vendors or manufacturers, such as changes in vendor support and incentives or changes in credit or payment terms;

•                  increased regulation of the sale of firearms and related products;

•                  the impact of product liability claims, other litigation and government regulations; and

•                  the interests of the members of the Pratt family, the Erickson family and their affiliates in our company and their ability to individually influence and collectively control matters approved by our shareholders.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future. Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, including the documents we have incorporated by reference, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, and in our other reports filed from time to time with the Securities and Exchange Commission, that advise interested parties of the risks and factors that may affect our business.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

ii

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We filed a registration statement on Form S-3 with the Securities and Exchange Commission for this offering. This prospectus does not contain all of the information in the registration statement.  In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission.  The registration statement and our other Commission filings are available to the public over the internet at the Commission’s web site at http://www.sec.gov.  You may also read and copy the registration statement and any other document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  Our Commission filings are also available on our website at www.GanderMountain.com under “Investor Relations.”  The information on our website is not part of this or any other report we file with, or furnish to, the Commission.

We “incorporate by reference” into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  The information in this prospectus supersedes information that we have filed with the Commission prior to the date of this prospectus and information that we file with the Commission after the date of this prospectus will automatically update this prospectus.  We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that the selling shareholders sell all the securities offered by this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•                  Annual Report on Form 10-K for the year ended February 3, 2007, Commission File No. 000-50659;

•                  Quarterly Report on Form 10-Q for the period ended May 5, 2007, Commission File No. 000-50659;

•                  Quarterly Report on Form 10-Q for the period ended August 4, 2007, Commission File No. 000-50659;

•                  Current Report on Form 8-K dated February 15, 2007 (filed February 16, 2007), Commission File No. 000-50659;

•                  Current Report on Form 8-K dated February 28, 2007 (filed March 5, 2007), Commission File No. 000-50659;

•                  Current Report on Form 8-K dated July 9, 2007 (filed July 13, 2007), Commission File No. 000-50659;

•                  Current Report on Form 8-K dated August 15, 2007 (filed August 21, 2007), Commission File No. 000-50659;

•                  Current Report on Form 8-K dated September 14, 2007 (filed September 14, 2007), Commission File No. 000-50659; and

•                  the description of our common stock contained in the Registration Statement on Form 8-A as filed on March 30, 2004 including any amendments or reports filed for the purpose of updating the description, Commission File No. 000-50659.

You may request a copy of these filings at no cost, by writing to or telephoning us at:

Gander Mountain Company
180 East Fifth Street, Suite 1300
Saint Paul, Minnesota 55101
Telephone:  (651) 325-4300
Attention: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

iii

SUMMARY

The following summary contains basic information about us and this offering.  It does not contain all of the information that you should consider in making your investment decision.  You should read and consider carefully all of the information in this prospectus, including the information set forth under “Risk Factors,” as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Gander Mountain Company

We operate the nation’s largest retail network of stores specializing in hunting, fishing, camping, marine and outdoor lifestyle products and services.  We have expanded our store base from 26 stores in 1997 to our current base of 108 conveniently located Gander Mountain outdoor lifestyle stores, providing 5.5 million square feet of retail space in 22 states—Alabama, Arkansas, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, New York, North Carolina, North Dakota, Ohio, Pennsylvania, Texas, Tennessee, Virginia, West Virginia and Wisconsin.  We anticipate opening 13 new stores in 2007, including three relocations.

Since its origin in 1960, our brand name has had a heritage of strong appeal and relevance to consumers who participate in outdoor sports and recreation activities.  Our customers value our “We Live Outdoors” culture and theme.  Our core strategy and focus is to provide our target customers with a unique combination of a broad assortment of outdoor equipment, accessories, related technical apparel and footwear; expert services; convenient locations; and value pricing.  Our stores feature an extensive selection of leading national and regional brands as well as our company’s owned brands.  We tailor our merchandise assortments to take advantage of our customers’ seasonal and regional or local preferences.  We seek to combine this broad product offering with superior customer service based on our store associates’ extensive product knowledge and outdoor-related experience.

In March 2003, we began transforming our market position from a traditional specialty store to a large-format, category-focused store.  We did this by opening new stores in a large format and increasing the selling space within our original, small-format stores.  Prior to March 2003, our typical store was approximately 31,000 square feet.  Our large-format stores range from approximately 50,000 to 100,000 square feet, with our current focus primarily upon stores of 60,000 to 65,000 square feet plus an outside selling area.  Our large-format stores are generally located with convenient access to a major highway and have a warehouse-style shopping environment characterized by concrete floors, open bar-joist ceilings, high-density racking and wide aisles.  To further build upon our brand’s reputation for high quality and exceptional value, we are outfitting certain stores with additional features such as brick and stone accents, log-wrapped columns, and improved branding, fixture, flooring and signage elements.

We were originally organized as a Delaware limited liability company on November 27, 1996, and we converted to a Delaware corporation on December 31, 2000.  We reincorporated in Minnesota in January 2004 by merging our wholly owned subsidiary formed solely for that purpose.  We have been operating our current business since our initial organization in 1996.  Our principal executive offices are located at 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101, and our general telephone number is (651) 325-4300.

“Gander Mountain,” Gander Mtn.,” “Gander Mountain Guide Series,” “We Live Outdoors,” our logos, and the other trademarks, tradenames and service marks of Gander Mountain mentioned in this prospectus or the documents incorporated by reference herein are our property.  This prospectus and the documents incorporated by reference herein also contain trademarks and service marks belonging to other entities.

A more detailed description of our business is contained in our Annual Report on Form 10-K which we have incorporated by reference into this prospectus.

The Offering

Issuer	Gander Mountain Company

Common stock offered by the selling shareholders	6,130,183 shares

Common stock to be outstanding immediately after this offering	20,362,097 shares (1)

Use of proceeds

The net proceeds from the sale of the securities covered by this prospectus will be received by the selling shareholders. We will not receive any of the proceeds from any sale by any selling shareholder of the securities covered by this prospectus. See “Use of Proceeds.”

Listing of common stock	Our common stock is listed on the Nasdaq Global Market under the symbol “GMTN.”

(1)                                  Based on the outstanding shares as of October 12, 2007.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference in, this prospectus before making a decision to invest.  Any of the following risks could materially adversely affect our business, financial condition or results of operations.  In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our current business strategy that focuses on large-format retail stores has not been proven successful on a long-term basis and may negatively impact our operating results.

In fiscal 2003, we began implementing our current business strategy that focuses on large-format retail stores. The viability of this business strategy has not been proven on a long-term basis. We have transitioned from opening approximately 30,000-square-foot stores to predominantly opening stores ranging from 50,000 to 100,000 square feet. The results we achieved at our small-format stores may not be indicative of the results that we may achieve at our new large-format stores. The large format increases our operating costs per store, but may not lead to proportionately increased revenues per store. Our mix of higher and lower-margin merchandise in our large-format stores differs from the merchandise mix in our small-format stores, and therefore, may negatively impact our gross margins in our large-format stores.  We cannot assure you that we will be successful in operating our large-format stores on a profitable basis. If a large-format store is unprofitable, the impact on our financial results could be greater than the impact of an unprofitable small-format store.

Our concentration of stores in the Great Lakes region of the United States makes us susceptible to adverse conditions in this region, including atypical weather.

The majority of our stores are located in the Great Lakes region of the United States.  Our growth may result in other regional concentrations over time, such as in Texas and Florida.  As a result, our operations are more susceptible to regional factors than the operations of more geographically diversified competitors. These factors include regional economic and weather conditions, natural disasters, demographic and population changes and governmental regulations in the states in which we operate. Environmental changes and disease epidemics affecting fish or game populations in any concentrated region may also affect our sales. If a concentrated region were to suffer an economic downturn or other adverse event, our operating results could suffer.

Our results of operations may be harmed by atypical weather conditions. Many of our stores are located in areas that traditionally experience seasonably cold weather. Abnormally warm weather conditions could reduce our sales of seasonal items and harm our operating results. Moreover, significant snowfalls or other adverse weather on peak shopping days, particularly during the holiday season, could adversely impact our sales if potential customers choose not to shop during those days.

Our operating results are subject to seasonal fluctuations.

We experience substantial seasonal fluctuations in our sales and operating results. We generated approximately 63% of our net sales in our third and fourth quarters of fiscal 2006, which include the peak hunting and holiday seasons. We incur significant additional expenses in the third and fourth fiscal quarters due to higher purchase volumes and increased staffing in our stores. If, for any reason, we miscalculate the demand for our products or our product mix during the third or fourth fiscal quarters, our sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, significantly lower margins and excess inventory, which could cause our annual operating results to suffer and our stock price to decline significantly. Due to our significant seasonality, the possible adverse impact from other risks associated with our business, including atypical weather, consumer spending levels, and general business conditions, is potentially greater if any such risks occur during our peak sales seasons.

The growth of our business is dependent upon the availability of adequate capital.

The growth of our business depends on the availability of adequate capital, which in turn depends in large part on cash flow generated by our business and the availability of equity and debt financing.  We cannot assure you that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all. Our credit facility contains provisions that restrict our ability to incur additional indebtedness or make substantial asset sales that might otherwise be used to finance our expansion. Security interests in substantially all of our assets, which may further limit our access to certain capital markets or lending sources, secure our obligations under the credit facility. Moreover, the actual availability of funds under our credit facility is limited to specified percentages of our eligible inventory and credit card receivables. Accordingly, opportunities for increasing our cash on hand through sales of inventory would be partially offset by reduced availability under our credit facility. As a result, we cannot assure you that we will be able to finance our future expansion plans.

Our expansion into new, unfamiliar markets presents increased risks that may prevent us from being profitable in these new markets.

Pursuant to our growth strategy, we are opening stores in new markets. In these new markets, we may have less familiarity with local customer preferences, difficulties in attracting customers due to a reduced level of customer familiarity with our brand, difficulties in hiring a sufficient number of qualified store associates and other challenges. In addition, entry into new markets may bring us into competition with new, unfamiliar competitors. We cannot assure you that we will be successful in operating our stores in new markets on a profitable basis.

Our expansion strategy includes further penetration of our existing markets, which could cause sales at our existing stores to decline.

Pursuant to our expansion strategy, we are opening additional stores in our existing markets. Because our new, larger stores typically draw customers from a greater area, a new store may draw customers away from any existing stores in the general service area and may cause sales performance and customer counts at those existing stores to decline, which may adversely affect our overall operating results.

We are expanding into new product areas, such as boats, with which we have limited experience and which may not be profitable for us.

We recently announced an agreement to distribute Tracker boats through most of our stores.  We have limited experience in selling boats and entering the boat business on a large scale represents a significant investment of resources by us.  We may not realize a return on this investment and our boat business may not generate profits while diverting the attention of management and store-level personnel away from businesses with which we have greater familiarity.  In addition, Tracker is affiliated with one of our primary competitors, Bass Pro Shops, which may adversely affect our relationship with Tracker.

We are continually looking for new products to introduce at our stores and believe that entering new product areas is an important part of our growth strategy.  We cannot assure you that we will be able to identify new product areas or successfully introduce them at our stores.  In addition, the identification, introduction and operation of these new businesses may distract our attention from existing product areas and adversely affect our overall operating results.

An inability to find suitable new store sites or delays in new store openings could materially affect our financial performance.

In order to meet our growth objectives, we will need to secure an adequate number of suitable new store sites. We require that all proposed store sites satisfy our criteria regarding cost and location.  In addition, we are experiencing increased competition for store sites as our competitors seek to expand. Local land use and other regulations applicable to the types of stores we desire to construct may impact our ability to find suitable locations, and also influence the cost of constructing new stores. We cannot assure you that we will be able to find a sufficient number of suitable new sites for any planned expansion in any future period.

Our expected financial performance is based on our new stores opening on expected dates. It is possible that events such as problems with our credit, delays in the entitlements process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of god, discovery of contaminants, accidents, deaths or injunctions could delay planned new store openings beyond their expected dates or force us to abandon planned openings altogether. Any failure on our part to recognize or respond to these issues may adversely affect our sales growth, which in turn may adversely affect our future operating results.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results and financial condition could suffer.

Our performance depends largely on the leadership efforts and abilities of our senior management and other key employees. None of our employees, except certain senior executive officers, have an employment agreement with us and we do not have key person insurance covering any of our employees.  If we lose the services of one or more of our key employees, we may not be able to successfully manage our business or achieve our growth objectives. As our business grows, we will need to attract and retain additional qualified personnel in a timely manner.

We rely on a single distribution center, and if there is a natural disaster or other serious disruption at the facility, we may be unable to deliver merchandise effectively to our stores.

We rely on a single distribution center in Lebanon, Indiana.  Any natural disaster or other serious disruption at this facility due to fire, tornado, flood or any other cause could damage our on-site inventory or impair our ability to use our distribution center as a docking location for merchandise. While we maintain business interruption insurance, as well as general property insurance, the amount of insurance coverage may not be sufficient to cover our losses in such an event.  Any of these occurrences could impair our ability to adequately stock our stores and harm our operating results.

Our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition.

Over time, we expect to significantly expand the size of our retail store network.  As we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We cannot assure you that we will be able to retain the personnel or make the changes in our systems that may be required to support our growth. Failure to secure these resources and implement these systems could have a material adverse effect on our operating results. In addition, the retention of additional personnel and the implementation of changes and enhancements to our systems will require capital expenditures and other increased costs that could also have a material adverse impact on our operating results.

Our expansion in new and existing markets may also create new distribution and merchandising challenges, including strain on our distribution center, an increase in information to be processed by our management information systems and diversion of management attention from operations towards the opening of new stores and markets.  We intend to upgrade and replace certain of our current management information systems in order to support our growth strategy.  Based on our current growth strategy, we will need to increase our distribution capabilities within the next few years, which could disrupt our business operations.  To the extent that we are not able to meet these additional challenges, our sales could decrease and our operating expenses could increase.

We are implementing substantial information systems changes in support of our business that might disrupt our operations.

Our success depends on our ability to efficiently source, distribute and sell merchandise through our stores utilizing appropriate management information systems.  We are in the process of implementing modifications to our technology that will involve updating or replacing our information systems with successor systems over the course of several years. There are inherent risks associated with replacing or modifying these systems, including supply chain disruptions that could affect our ability to deliver products to our stores in an efficient manner. In addition, in updating and replacing our systems, we may be unable to accurately capture and transfer data. We may be unable to successfully launch these new systems, the launch of these new systems could result in business disruptions or the actual cost may exceed the estimated cost of these new systems, any of which could have an adverse effect on our financial condition and results of operations. Additionally, there is no assurance that successfully implemented new systems will deliver the expected value to us.

Failure to protect the integrity and security of our customers’ information could expose us to litigation and materially damage our standing with our customers.

The increasing costs associated with information security — such as increased investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud — could cause our business and results of operations to suffer materially.  There can be no assurance that our efforts to protect customer and confidential information will be successful.  In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments may not prevent the compromise of our customer transaction processing capabilities and personal data even if we implement them.  If any compromise of our information security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition and may increase the costs we incur to protect against such information security breaches or subject us to fines, penalties or litigation.

Our ability to operate profitably is uncertain.

Through much of our history, we have experienced net losses and negative cash flow from operations.  As of May 5, 2007, we had an accumulated deficit of $74.5 million.  We have increased our expenses significantly to expand our store base.  We may not generate sufficient revenue to offset these expenditures and may incur losses that we would not incur if we developed our business more slowly.  If our revenue grows more slowly than we anticipate, or if our cost of goods sold or operating expenses exceed our expectations, our operating results would be harmed and the trading price of our common stock could suffer.

Our business depends on our ability to meet our labor needs.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including store managers, assistant managers, customer service representatives and store associates, who understand and appreciate our “We Live Outdoors” culture and are able to adequately represent this culture to our customers.  Qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas, and the turnover rate in the retail industry is high.  If we are unable to hire and retain sales associates capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture and knowledge of our merchandise, our business could be materially adversely affected.  Although none of our employees is currently covered by collective bargaining agreements, we cannot guarantee that our employees will not elect to be represented by labor unions in the future, which could increase our labor costs.  Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees.  An inability to recruit and retain a sufficient number of qualified individuals in the future may delay the planned openings of new stores. Any such delays, any material increases in employee turnover rates at existing stores or any increases in labor costs could have a material adverse effect on our business, financial condition or operating results.

If we fail to anticipate changes in consumer demands, including regional preferences, in a timely manner, our operating results could suffer.

Our products appeal to consumers who regularly hunt, fish, camp and boat.  The preferences of these consumers cannot be predicted with certainty and are subject to change. In addition, due to different types of fish and game stocks and different weather conditions found in different markets, it is critical that our stores stock appropriate products for their markets.  Our success depends on our ability to identify product trends in a variety of markets as well as to anticipate, gauge and react to changing consumer demands in these markets in a timely manner.  If we misjudge the market for our products, our sales may decline significantly and we may face significant excess inventory of some products and missed opportunities for other products, which could harm our operating results.

We may be named in litigation, which may result in substantial costs and divert management’s attention and resources.

We face legal risks in our business, including claims from disputes with our employees and our former employees and claims associated with product liability.  Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time.  While we maintain director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured.  We may in the future be the target of litigation and this litigation may result in substantial costs and divert management’s attention and resources.

Our comparable store sales will fluctuate and may not be a meaningful indicator of future performance.

Our comparable store sales have fluctuated significantly.  Changes in our comparable store sales results could adversely affect the price of our common stock.  Among the factors that have historically affected, and will continue to affect, our comparable store sales are: competition, our new store openings, general and regional economic conditions, consumer trends and preferences, timing and effectiveness of promotional events, loss of key vendors, disruption to our supply chain, seasonality, natural disasters and adverse weather.  There is no assurance that we will be able to maintain or increase our comparable store sales over time.

Our computer hardware and software systems are vulnerable to damage that could harm our business.

Our success, in particular our ability to successfully manage inventory levels, largely depends upon the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at the store level, communicate customer information and aggregate daily sales, margin and promotional information. These systems are vulnerable to damage or interruption from:

•                  fire, flood, tornado and other natural disasters;

•                  power loss, computer system failures, internet and telecommunications or data network failures, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data or security breaches, misappropriation and similar events;

•                  computer viruses; and

•                  upgrades, installations of major software releases and integration with new systems.

Any failure that causes an interruption in our systems processing could disrupt our operations and result in reduced sales.  We have centralized the majority of our computer systems in our corporate office. It is possible that an event or disaster at our corporate office could materially and adversely affect the performance of our company and the ability of each of our stores to operate efficiently.

If any of our key vendors or manufacturers fails to supply us with merchandise or changes key business terms, we may not be able to meet the demands of our customers and our sales could decline.

We depend on merchandise purchased from our vendors and sourced from third-party manufacturers to obtain products for our stores.  Our vendors and manufacturers could discontinue selling products to us at any time.  The loss of any key vendor or manufacturer for any reason could limit our ability to offer products that our customers want to purchase. In addition, we believe many of our vendors obtain their products from China, Taiwan, Korea, Mexico and other foreign countries and we source products from third-party manufacturers in foreign countries.  A vendor could discontinue selling to us products manufactured in foreign countries at any time for reasons that may or may not be in our control or the vendor’s control, including foreign government regulations, political or financial unrest, war, trade restrictions, tariffs, currency exchange rates, the outbreak of pandemics, disruption or delays in shipments, port security, changes in local economic conditions and other issues.  In addition, to the extent that any foreign supplier utilizes labor or other practices that vary from those commonly accepted in the U.S., we could be adversely affected by any resulting negative publicity or otherwise.  Changes in commercial practices of our key vendors or manufacturers, such as changes in vendor support and incentives or changes in credit or payment terms, could negatively impact our results.  Our operating results could also suffer if we are unable to promptly replace a vendor or manufacturer who is unwilling or unable to satisfy our requirements with a vendor or manufacturer providing equally appealing products.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

We have considered acquisitions in the past and we may from time to time acquire complementary businesses in the future.  Acquisitions may result in difficulties in assimilating acquired companies, and may result in the diversion of our capital and our management’s attention from other business issues and opportunities.  We may not be able to successfully integrate companies that we acquire, including their personnel, financial systems, distribution, operations and general store-operating procedures. If we fail to successfully integrate acquired companies, our business could suffer. In addition, the integration of any acquired business, and its financial results, into ours may adversely affect our operating results.

Risks Related to Our Industry

A downturn in the economy may affect consumer purchases of discretionary items, which could harm our operating results.

In general, our sales result from discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others:

•                  weather,

•                  general business conditions,

•                  interest rates,

•                  inflation,

•                  the availability of consumer credit and consumer debt levels,

•                  taxation,

•                  energy and fuel prices,

•                  unemployment trends,

•                  natural disasters,

•                  terrorist attacks and acts of war, and

•                  other matters that influence consumer confidence and spending.

Changes in energy costs impact our business, both by influencing the cost of operating our stores and transporting goods, and by affecting consumer spending patterns. Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower or periods of actual or perceived unfavorable economic conditions. If this occurs, our operating results could suffer.

Competition in the outdoor products industry could limit our growth and harm our operating results.

The retail market for outdoor products is highly fragmented and competitive, with competition increasing in recent periods. Our current and prospective competitors include many large companies that have substantially greater market presence, name recognition, and financial, marketing and other resources than we do. In addition, most of our largest competitors have undertaken accelerated growth strategies.  We compete directly or indirectly with the following categories of companies:

•                  local specialty stores and boat dealers;

•                  large format entertainment-focused outdoor retailers, such as Cabela’s and Bass Pro Shops;

•                  other outdoor-focused chains, such as Sportsman’s Warehouse;

•                  catalog and Internet-based retailers, such as Cabela’s, Bass Pro Shops and The Sportsman’s Guide;

•                  traditional sporting goods chains, such as Dick’s Sporting Goods, The Sports Authority and Academy;

•                  discount chains and mass merchants, such as Wal-Mart, Kmart and Target Corporation; and

•                  marinas and marine supply stores, such as West Marine and Boater’s World.

Pressure from our competitors could require us to reduce our prices or increase our spending for advertising and promotion, which could erode our margins. Increased competition in markets in which we have stores or the adoption by competitors of innovative store formats, aggressive pricing strategies and retail sale methods, such as the Internet, could cause us to lose market share and could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to product liability claims relating to our sale of outdoor equipment and firearms, and our insurance may not be sufficient to cover damages related to those claims.

We may incur damages due to lawsuits relating to outdoor equipment that we sell.  For example, we sell tree stands, which are equipment that hunters attach to trees to allow them to sit above the ground while hunting, and we have been sued in the past and may incur damages in the future due to lawsuits relating to injuries or deaths associated with the tree stands sold by us. We may also be subject to lawsuits relating to the design, manufacture or sale of our owned-brand products.  In addition, we sell and service rifles, shotguns and handguns, along with archery equipment, which are products that are associated with an increased risk of injury and death.  We may incur damages due to lawsuits relating to the improper use of firearms sold by us, including lawsuits by municipalities or other organizations attempting to recover costs from firearm manufacturers and retailers relating to the misuse of firearms.  We may be subject to lawsuits relating to our performance of background checks on firearms purchasers as mandated by state and federal law. We also sell and service boats and all-terrain vehicles (ATVs), which are motorized vehicles designed for off-road use.  Lawsuits relating to the products we sell could result in substantial liability, which would adversely affect our business and financial condition.  There is a risk that claims or liabilities relating to products we sell will exceed our insurance coverage and we may be unable to retain adequate liability insurance in the future. In addition, the commencement of lawsuits against us relating to our sale of outdoor equipment or firearms could cause us to reduce our sales of those products.

Increased regulation of the sale of firearms could cause us to reduce our firearm sales, which could harm our operating results.

Increased federal, state or local regulation, including taxation, of the sale of firearms in our current markets or in future markets in which we may operate could cause us to reduce our firearm sales or adversely affect our margins on these sales.  Sales of firearms represent a significant percentage of our net sales and are critical in drawing customers to our stores.  A substantial reduction in our sales or margins on sales of firearms due to the establishment of new regulations could harm our operating results.

Some of the products and services we sell are highly regulated, which could lead to high compliance costs.

We are subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Consumer Product Safety Commission, the Occupational Safety and Health Administration and similar state regulatory agencies. If we fail to comply with government and industry safety standards, we may be subject to claims, lawsuits, fines and adverse publicity that could have a material adverse effect on our business, results of operations and financial condition. In addition, regulations issued by the Bureau of Alcohol, Tobacco, Firearms and Explosives may delay our ability to change certain of our officers and prohibit some individuals from serving in certain of our offices.

Risks Related to Our Common Stock

Pratt family members, Erickson family members and their affiliates collectively own a controlling interest in our company and these individuals and entities may have interests that differ from those of our other shareholders.

Members of the Pratt family, the Erickson family and their affiliates collectively own a controlling interest in us through a combination of their individual stock ownership and their beneficial interest in certain entities that hold our shares.  While neither the Pratt family nor the Erickson family, together with their respective affiliates, owns a controlling interest in our company, each of them owns in excess of 30% of our outstanding voting stock.  As a result, these shareholders are able to individually influence and collectively control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions.  They may have interests that differ from or otherwise conflict with those of other shareholders and may vote in a way with which you disagree and that may be adverse to your interests.  The concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

No members of the Pratt family, the Erickson family or their affiliates are subject to any contractual obligations to retain their interests.  Certain individual members of the Erickson family and certain of the entities described above have rights to cause us to register their shares.  A sale by these shareholders of a large interest in us, or the perception that such a sale could occur, could cause the market price of our common stock to decline significantly.

Conflicts of interest may arise as a result of the significant interest in our company held by the Pratt family, the Erickson family and their affiliates.

Conflicts of interest may arise as a result of the significant ownership interests in us by the Pratt family, the Erickson family and their affiliates.  David C. Pratt is the chairman of our board of directors and two members of our board of directors are members of the Erickson family, including Ronald Erickson, our vice chairman, and Gerald Erickson. We may face unavoidable conflicts of interest when our board of directors faces decisions that affect both us and either Pratt family or Erickson family interests.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

Our articles of incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

Certain provisions of Minnesota law may make a takeover of our company more difficult, depriving shareholders of opportunities to sell shares at above-market prices.

Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire us without the approval of our board of directors. Section 302A.671 of the Minnesota statutes, with certain exceptions, requires approval of any acquisition of the beneficial ownership of 20% or more of our voting stock then outstanding by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares. Section 302A.673 of the Minnesota statutes generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which includes any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date. Consequently, our common shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price due to these protective measures.

The price of our common stock is volatile.

The trading price of our common stock fluctuates substantially.  These fluctuations could cause you to lose part or all of your investment in our shares of common stock. The factors that could cause fluctuations include, but are not limited to, the following:

•                  adverse weather conditions in our markets;

•                  price and volume fluctuations in the overall stock market from time to time;

•                  significant volatility in the market price and trading volume of outdoor and sporting goods companies and other retail companies;

•                  relatively few shares available for public trading;

•                  actual or anticipated changes in our sales and earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•                  investor perceptions of the outdoor products, sporting goods and marine industries, the retail industry in general and our company in particular;

•                  the operating and stock performance of comparable companies;

•                  general economic conditions and trends;

•                  major catastrophic events;

•                  changes in accounting standards, policies, guidance, interpretation or principles;

•                  regulatory changes;

•                  loss of external funding sources;

•                  sales of large blocks of our stock or sales by insiders; or

•                  departures of key personnel.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors deemed relevant by our board of directors.  In addition, our credit facility restricts our ability to pay cash dividends or other non-stock distributions on any shares of our capital stock.

Risks Related to this Offering

The selling shareholders could sell large blocks of securities under this prospectus, which could cause the price of our common stock to decline.

Upon the effectiveness of this registration statement, the selling shareholders may sell their securities in the public market through any means described in the section hereof entitled “Plan of Distribution.”  Sales of substantial amounts of common stock or the perception that those sales could occur may adversely affect the market price of our common stock.

USE OF PROCEEDS

The net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders.  We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered by this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of common stock. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors deemed relevant by our board of directors. In addition, our credit facility restricts our ability to pay cash dividends or other non-stock distributions on any shares of our capital stock.

MARKET PRICE OF COMMON STOCK

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “GMTN.”  The following table shows the high and low sales prices of our common stock on the Nasdaq Global Market for the periods indicated:

	Common Price Stock
	High	Low
Fiscal 2007:
First Quarter	$13.78	$9.36
Second Quarter	$16.00	$9.49
Third Quarter (through October 12, 2007)	$11.19	$5.29

Fiscal 2006:
First Quarter	$9.90	$6.05
Second Quarter	$9.97	$5.01
Third Quarter	$7.75	$4.95
Fourth Quarter	$10.49	$7.31
Fiscal 2005:
First Quarter	$14.59	$8.33
Second Quarter	$13.19	$9.79
Third Quarter	$12.56	$4.90
Fourth Quarter	$7.76	$4.43

On October 12, 2007, the last reported sale price for shares of our common stock on the Nasdaq Global Market was $5.52 per share.

SELLING SHAREHOLDERS

Transaction Overview

The common stock offered by this prospectus includes shares held by Dennis Lindahl, our Executive Vice President, Strategy and Business Development and former Chief Financial Officer, and Gratco, LLC, a limited liability company managed by David C. Pratt, the chairman of our board of directors, and comprised of certain Pratt family trusts, the current beneficiaries of which are Mr. Pratt or members of his immediate family.  We are a party to certain agreements with the selling shareholders, which are described below and under “Certain Relationships and Related Party Transactions” in our proxy statement for our 2007 annual meeting of shareholders, which was filed with the Commission on May 7, 2007.

The table below lists the selling shareholders and the other information regarding the ownership of the common stock by each of the selling shareholders (which information has been provided by the selling shareholders).  To our knowledge, each of the persons named in the table has the sole voting and investment power with respect to the common stock listed in the table opposite its name.  Percentage ownership is based upon 20,362,097 shares of common stock outstanding, as of October 12, 2007.

Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered by This Prospectus	Shares Beneficially Owned Subsequent to the Offering(1)(2)
	Shares	Percent		Shares	Percent
Gratco, LLC(3) 7701 Forsyth Boulevard, Suite 1125 St. Louis, Missouri 63105	5,701,255	28.0%	5,701,255	—	—
Dennis M. Lindahl(4) 180 East Fifth Street, Suite 1300 Saint Paul, Minnesota 55101	279,628	1.4%	35,744	243,884	1.2%
Lynn M. Anderson(5) 4567 American Boulevard West Bloomington, MN 55437	44,661	*	35,744	8,917	*
Stephen E. Watson(6) 279 Sunquist Road Edwards, CO 81632	357,440	1.8%	357,440	—	—

*                                         Less than one percent.

(1)                                  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

(2)                                  Assumes the sale of all shares offered hereby.  The selling shareholders may elect to sell none, some or all of the shares offered hereby.

(3)                                  Based on the information contained in an amended Schedule 13D filed with the Commission on December 13, 2006 reflecting the shareholder’s beneficial ownership as of December 11, 2006.  The total included in the table reflects Gratco, LLC’s ownership of 5,701,255 direct shares of common stock and no other shares reported in the Schedule 13D.

(4)                                  Mr. Lindahl directly owns 48,900 shares of common stock.  Mr. Lindahl may be deemed to possess beneficial ownership of 12,000 shares of common stock held by his spouse.  Mr. Lindahl also holds options to purchase 218,728 shares of common stock that vest within 60 days of October 12, 2007.  Of the shares of our common stock owned by Mr. Lindahl, 35,744 are pledged to our company as security for a loan we made to Mr. Lindahl in 1997 to allow him to finance his purchase of the same number of shares of  our common stock.  The terms of our loan to Mr. Lindahl are described in the section titled “Certain Relationships and Related Person Transactions” in our proxy statement for our 2007 annual meeting of shareholders, which was filed with the Commission on May 7, 2007.

(5)                                  Ms. Anderson is a vice president and the general counsel of Holiday StationStores, Inc., one of our largest shareholders.  Ms. Anderson directly owns 38,244 shares of common stock and holds options to purchase 6,667 shares of common stock that vest within 60 days of October 12, 2007. Of the shares of our common stock owned by Ms. Anderson, 35,744 are pledged to our company as security for a $300,000 loan we made to Ms. Anderson in 1997 to allow her to finance her purchase of the same number of shares of our common stock.  Ms. Anderson issued to us a non-recourse promissory note for the amount borrowed.  The note bears simple interest at a rate of 3.9% per annum, payable monthly.  Principal on the note is due and payable on December 29, 2007 and 35,744 shares of our common stock owned by Ms. Anderson secure the note.

(6)                                  Mr. Watson served as our president and chief executive officer through February 2004.  Since that time, he has served as an independent consultant to our company.  Of the shares of our common stock owned by Mr. Watson, all  are pledged to our company as security for a $3,500,000 loan we made to Mr. Watson in 1997 to allow him to finance his purchase of the same number of shares of our common stock.  Mr. Watson issued to us a non-recourse promissory note for the amount borrowed.  The note bears simple interest at a rate of 3.9% per annum, payable monthly.  Principal on the note is due and payable on December 29, 2007 and the shares of our common stock owned by Mr. Watson secure the note.

We are required by the terms of the stock purchase agreement with Gratco, LLC to prepare and file the registration statement of which this prospectus forms a part with the Commission, and all amendments and supplements necessary to keep the registration statement effective until the earlier of (i) the date on which all of the common stock issuable under the stock purchase agreement have been sold and no further common stock may be issued in the future upon conversion of the notes, or (ii) the date on which all the common stock issuable upon conversion of the notes may be immediately sold without registration and without restriction (including without limitation as to volume by each holder thereof) as to the number of shares of common stock to be sold, pursuant to Rule 144 of the Securities Act of 1933 or otherwise.  The stock purchase agreement provides, among other things, that we will pay all expenses in connection with any such registration, other than underwriting discounts and selling commissions.

Except as noted above and under “Certain Relationships and Related Party Transactions” in our proxy statement for our 2007 annual meeting of shareholders, which was filed with the Commission on May 7, 2007, the selling shareholders have not had, within the past three years, any position, office, or other material relationship with us or any of our affiliates.  The selling shareholders may have sold, transferred, or otherwise disposed of a portion of their securities of our company since the date on which they provided information regarding their holdings to us.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling shareholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling shareholder will decrease as and when it effects any such transfers. The plan of distribution for the selling shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price.  The selling shareholders may also make sales in negotiated transactions. The selling shareholders may offer their shares from time to time pursuant to one or more of the following methods:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers including pursuant to an underwritten offering;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

In addition to the foregoing methods, the selling shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The selling shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling shareholder for purposes of this prospectus. The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling shareholders to include the pledgee, secured party or other successors in interest of the selling shareholder under this prospectus.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

In connection with the sale of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions.  These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders.  The selling shareholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholders may effect such transactions, directly or indirectly, through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.  Profits on the sale of the common stock by selling shareholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.  The National Association of Securities Dealers has informed us that the maximum compensations a selling shareholder may pay to any member of the National Association of Securities Dealers in connection with any underwritten public offering cannot exceed 8% of the gross proceeds of the offering.  Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933.  To the extent the selling shareholders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq Global Market.  In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling shareholders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder.  Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.  The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934.

We will pay all fees and expenses incident to the registration of the shares.

VALIDITY OF THE SECURITIES

The validity of shares of common stock will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended February 3, 2007, and management’s assessment of  the effectiveness of our internal control over financial reporting as of February 3, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered.  The selling shareholders will pay their own underwriting discounts and commissions.

SEC registration fee	$1,779
Printing fees and expenses	7,500
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous	1,000

Total	$125,279

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are subject to Minnesota statutes Chapter 302A, the Minnesota Business Corporation Act, known as the Corporation Act.  Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his official capacity against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person complained of in the proceeding, are: (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

We also maintain a director and officer insurance policy to cover our company and our directors and officers against certain liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (1)

3.2	Amended and Restated Bylaws of the Registrant (2)

4	Specimen of common stock certificate (3)

5	Opinion of Faegre & Benson LLP**

10	Stock Purchase Agreement, dated December 11, 2006, by and between the registrant and Gratco, LLC (4)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5)

24	Powers of Attorney**

*                                         Filed herewith.

**                                  Previously Filed.

(1)                                  Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1

(Registration No. 333-112494), filed with the SEC on March 15, 2004.

(2)                                  Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-112494), filed with the SEC on March 15, 2004.

(3)                                  Incorporated by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-112494), filed with the SEC on March 15, 2004.

(4)                                  Incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K (File No. 0-50659), filed with the SEC on December 13, 2006.

ITEM 17.  UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to an meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota on October 18, 2007.

GANDER MOUNTAIN COMPANY

/s/ Robert J. Vold
Robert J. Vold
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 18, 2007 by the following persons in the capacities indicated:

Name	Title

/s/ Mark R. Baker	Chief Executive Officer, President and
Mark R. Baker	Director (Principal Executive Officer)

/s/ Robert J. Vold	Senior Vice President, Chief Financial Officer and Treasurer
Robert J. Vold	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board
David C. Pratt

/s/ *	Vice-Chairman of the Board
Ronald A. Erickson

/s/ *	Director
Karen M. Bohn

/s/ *	Director
Marshall L. Day

/s/ *	Director
Richard C. Dell

/s/ *	Director
Gerald A. Erickson

*                                         Mark R. Baker, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by these persons.

/s/ Mark R. Baker
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (1)

3.2	Amended and Restated Bylaws of the Registrant (2)

4	Specimen of common stock certificate (3)

5	Opinion of Faegre & Benson LLP**

10	Stock Purchase Agreement, dated December 11, 2006, by and between the registrant and Gratco, LLC (4)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5)

24	Powers of Attorney**

*                                         Filed herewith.

**                                  Previously Filed.

(1)                                  Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-112494), filed with the SEC on March 15, 2004.

(2)                                  Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-112494), filed with the SEC on March 15, 2004.

(3)                                  Incorporated by reference to Exhibit 4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-112494), filed with the SEC on March 15, 2004.

(4)                                  Incorporated by reference to Exhibit 10 to the Registrant’s Current Report on Form 8-K (File No. 0-50659), filed with the SEC on December 13, 2006.